Exhibit 19.1

AMENDED AND RESTATED CORPORATE TRADING POLICY

March 1, 2025

THERIVA PHARMACEUTICALS, INC.

CORPORATE TRADING POLICY

I. PREAMBLE

A.	This document (this “Policy”) contains the policy of Theriva Biologics, Inc., a Nevada corporation, and its subsidiaries (the “Company,”“Theriva” or “we”), concerning the Trading of Theriva Securities, as defined below. This Policy is intended to preserve the reputation and integrity of Theriva as well as that of all persons affiliated with it.
B.	This Policy applies to all directors, employees and agents of Theriva (Theriva’s agents include its independent contractors, consultants, accountants and attorneys) located in and outside the United States alike.

When we refer to “you” or to “directors, employees, or agents” in this Policy, in addition to you, we also mean members of your immediate family or other persons with whom you share a household, persons that are your economic dependents, and any person over whom, or entity over which, you have control. We will regard trades made at your direction or at the direction of those named in the preceding sentence as trades made by you.

C.	The directors, employees and agents of Theriva must act in a manner that does not misuse material financial or other information that has not been publicly disclosed. A failure to do so breaches Theriva’s Code of Conduct and Ethics and will result in sanctions, which may include dismissal for cause.
D.	Insider trading in Theriva’s Securities, and disclosure, or “tipping”, of material, non-public information regarding Theriva to outsiders violates laws that impose strict penalties upon both companies and individuals, including both financial sanctions and prison. This Policy is intended to assure compliance with these laws, and has been adopted by Theriva’s board of directors. The ultimate responsibility for complying with this Policy and applicable laws and regulations, however, rests with you. You should use your best judgment and consult with your legal and financial advisors, as needed.
E.	The penalties for trading on material non-public information under the Securities Exchange Act of 1934, as amended, include: (i) imprisonment for up to 20 years; (ii) criminal fines of up to $5 million; (iii) civil penalties of up to three times the profits gained or losses avoided; (iv) prejudgment interest; and (v) private party damages.

F.	Any sanctions, expenses or losses imposed upon a director, employee or agent of Theriva for violation of insider trading laws will be the sole responsibility of the individual. Theriva will not advance expenses or indemnify the individual for these costs. Furthermore, such costs, as well as attorney’s fees incurred in the defense of claims for such costs, are excluded from coverage under Theriva’s directors and officers liability insurance policy.
G.	This Policy applies to any and all transactions in Theriva Securities, except for the exercise of Theriva stock options, including cashless exercises.
H.	You are permitted to enter into Rule 10b5-1 plans for trading in Theriva Securities. Rule 10b5-1 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, provides an affirmative defense from insider trading liability. To be eligible for this affirmative defense, the Rule 10b5-1 plan must be pre-approved by Theriva’s Chief Financial Officer and outside securities counsel and the plan must meet all of the requirements of Rule 10b5-1.

A Rule 10b5-1 plan may only be entered into at a time when you do not know of any material non-public information. Additionally, the Rule 10b5-1 plan must either specify the amount, pricing and timing of the trades in advance, or must delegate discretion on these matters to an independent third party. Once entered into, you may not exercise any influence over the amount of Theriva Securities to be traded, the price at which they are to be traded or the date of the trade.

Any Rule 10b5-1 Plan must be submitted for approval five days prior to the entry into the Rule 10b5-1 Plan.  No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.  You may not adopt a Rule 10b5-1 Plan outside of a trading window or during any special blackout periods that the Chief Financial Officer and outside securities counsel may designate, or at a time when you are aware of material non-public information. The following requirements apply to all Rule 10b5-1 Plans:

i.	directors and Section 16 Officers may not commence sales under a Rule 10b5-1 plan until the later of (i) 90 days following the date of adoption or modification of such plan; or (ii) two business days following the disclosure of the Company's financial results in a Form 10-K or Form 10-Q relating to the fiscal quarter in which the Rule 10b5-1 plan was adopted or modified (but not to exceed 120 days following plan adoption or modification);
ii.	all persons other than directors and Section 16 Officers, may not commence sales under a Rule 10b5-1 plan until 30 days following the date of adoption or modification of such plan;
iii.	directors and Section 16 Officers must provide a representation in the Rule 10b5-1 plan certifying that, on the date of adoption or modification of the plan, they (i) are not aware of material nonpublic information about the Company or its securities; and (ii) are adopting or modifying the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5;
iv.	subject to the limited exceptions set forth in Rule 10b5-1, you may not maintain multiple, overlapping plans;

v.	subject to the limited exceptions set forth in Rule 10b5-1, you can utilize only one single-trade plan (i.e. a plan designed to effect only a single transaction) during any 12 month period; and
vi.	you must act in good faith with respect to the Rule 10b5-1 plan, not just in connection with entering into the plan.

Theriva may impose additional restrictions on Rule 10b5-1 Plans, including without limitation:

●	requiring that all plans be managed by an administrator selected by the Company;
●	restrictions on termination or modification of plans;
●	prohibition on entry into new plans for extended periods following termination of an existing plan; and
●	prescribed periods during which persons may enter into plans.

Modification or termination of Rule 10b5-1 Plans are generally discouraged absent compelling circumstances. Any modification to any Rule 10b5-1 Plan is treated as the entry into a new plan and must comply with all of the above requirements.

I.

This Policy supersedes any previous policy of Theriva concerning insider trading. In the event of any conflict or inconsistency between this Policy and any other materials previously distributed by the Company concerning insider trading, this Policy shall govern.

J.	Theriva reserves the right to amend and interpret this Policy from time to time.
K.	Directors, officers and employees should keep certain information concerning the operation of this Policy in strict confidence, since knowledge of certain decisions made pursuant to this Policy could itself constitute material, non- public information.

II.DEFINITIONS

A.	“Theriva Insiders” include all Theriva employees who, by virtue of their position, are more likely to have access to Material, Non-Public Information. Theriva Insiders include, but are not limited to:
(i)	all of Theriva’s executive officers as determined from time to time by Theriva’s Chief Financial Officer and outside securities counsel; and
(ii)

all other Theriva employees that are directly involved in the preparation of Theriva’s consolidated financial statements or that have access to information from those financial statements while they are being prepared.

B.

“Theriva Securities” include Theriva common stock, preferred stock and options on Theriva stock, including puts and calls, as well as Theriva debt securities such as bonds and promissory notes, if any.

C.	“Full Trading Day” - A Full Trading Day has elapsed when after the public disclosure, trading in the security has opened for trading and closed.
D.

“Material Non-Public Information” is any non-public information that a reasonable investor would consider important in a decision to buy, sell or hold securities. Information is non-public if it has not yet become publicly available. For purposes of this Policy, information is not considered publicly available until two Full Trading Days have elapsed after such information has either been filed by Theriva with the United States Securities and Exchange Commission, or included in a Theriva press release that has been broadly disseminated to the investing public.

Any information that could reasonably be expected to affect the price of securities is likely to be considered material. Examples of material information include financial results, proposed mergers and acquisitions, a sale of major assets, changes in dividends, an extraordinary item for accounting purposes, and important business developments or major litigation. The information may be positive or negative.

E.

“Section 16 Officers” are those employees of Theriva who have received notification from Theriva’s Corporate Secretary that they are obligated to file security ownership reports with the United States Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended.

F.	“Trade” or “Trading” includes buying or selling, as well as writing options, including puts and calls. Trading does not include making a bona fide gift.
III.	PROHIBITIONS FOR ALL DIRECTORS, EMPLOYEES AND AGENTS OF THERIVA

All directors, employees and agents of Theriva must not:

A.	Enter into a short sale of Theriva Securities (meaning a sale of securities which are not then owned), including a sale against the box (meaning a sale with delayed delivery).
B.	Use standing orders (except standing orders under qualified Rule 10b5-1 plans that has been pre-approved by Theriva’s Chief Financial Officer and outside securities counsel), except for only a very brief period of time (intraday standing orders) by Theriva employees. Standing orders pose the risk that your broker could execute a transaction on your behalf when you are in possession of Material Non-Public Information.
C.	Purchase or sell Theriva Securities while they possess Material Non-Public Information.
D.	Disclose Material Non-Public Information regarding Theriva to another Theriva employee (except on a need-to-know basis), family members or any other third party. This is intended to assure that no Theriva employee becomes a “tipper”, liable for the trading activities of his or her “tippee”.
E.	Participate in any social media discussions, e-mail groups, and instant messaging groups (Messenger, WhatsApp etc.) discussions about Theriva.
F.	Trade Theriva Securities without first obtaining prior clearance from Theriva’s Chief Financial Officer and outside securities counsel or his/her designee. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under the federal or state securities laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction is valid only for a 48- hour period. If the transaction order is not placed within that 48-hour period, clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.
G.	Purchase or sell securities of any other company while they possess Material Non-Public Information about the other company learned while performing their job at Theriva.

H.

May not pledge Theriva Securities as security for a margin loan in a brokerage account and may not borrow from a brokerage firm, bank or other entity in order to buy Theriva Securities (other than in connection with a so-

called “cashless” exercise of options under the Company’s stock plans).

I.

May not engage in hedging or monetization transactions, including  the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, and may permit a holder to continue to own Theriva Securities but without the full risks and rewards of ownership.

J.	May not at any time sell or buy any publicly traded options to sell or buy Theriva Securities (warrants, puts, calls, etc.)

IV.ADDITIONAL PROHIBITIONS FOR THERIVA INSIDERS

To avoid even the appearance of impropriety, Theriva Insiders are subject to additional prohibitions. Specifically, Theriva Insiders:

A.Are subject to all the restrictions set forth in paragraph III above.

B.

May not Trade in Theriva Securities during the following Black-Out Periods: (i) The three week period before the Securities and Exchange Commission filing deadline for any quarterly or annual report and ending when two Full Trading Days have elapsed after the public release of earnings by Theriva for each of Theriva’s four fiscal quarters.

V.	ADDITIONAL PROHIBITIONS FOR DIRECTORS AND SECTION 16 OFFICERS OF THERIVA

To avoid even the appearance of impropriety, directors and Section 16 Officers of Theriva are subject to even further prohibitions. Specifically, all directors and Section 16 Officers of Theriva:

A. Are subject to all the restrictions set forth in paragraphs III and IV above.

B.

May not Trade in Theriva Securities during the following Black-Out Periods: (i) The three week period before the Securities and Exchange Commission filing deadline for any quarterly or annual report and ending when two Full Trading Days have elapsed after the public release of earnings by Theriva for each of Theriva’s four fiscal quarters.

C.

May not buy and sell, or sell and buy, any Theriva equity security within a period of less than six months except that all transactions involving Theriva’s employee benefit plans including transactions involving stock options, restricted stock awards and stock appreciation rights are exempt as long as all the requirements of Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, are satisfied, including the requirement that the employee benefit plan be in writing and approved by the affirmative votes of a majority of Theriva’s common stock represented at a meeting of Theriva’s shareholders. The short-swing profits realized from any such prohibited transaction must be disgorged to Theriva pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

D.	May not Trade Theriva Securities without complying with Rule 144 of the General Rules and Regulations under the Securities Act of 1933, as amended.

VI.COMPANY TRANSACTIONS

From time to time, Theriva may engage in transactions in its own securities. It is Theriva’s policy to comply with all insider trading laws, rules and regulations, and any applicable listing standards when engaging in transactions in its own securities.

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AMENDED AND RESTATED CORPORATE TRADING POLICY

Policy Receipt Acknowledgement

I hereby acknowledge receipt of the Amended and Restated Corporate Trading Policy for Theriva Biologics, Inc. I have read the policy in its entirety and understand the guidelines for trading of Theriva Biologics, Inc. securities as set forth in the policy.

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